Exhibit 99.1

For Information: Michael D. Friday Telephone: (216) 910-3503	For Immediate Release March 30, 2007

Aleris Reports Fourth Quarter and Full Year Results

BEACHWOOD, Ohio—March 30, 2007—Aleris International, Inc. today reported results for the fourth quarter of 2006 and the year ended December 31, 2006.

Summary

•

On December 19, 2006, Aleris was acquired by TPG (the “Acquisition”) for a purchase price of approximately $1.7 billion plus the assumption of approximately $1.6 billion of debt. TPG financed the transaction with equity contributions from affiliated funds, certain co-investors and cash on hand at the Company, along with an amended and restated $1.2 billion senior secured loan facility, an amended and restated senior secured asset-based revolving credit facility with a maximum availability of $750.0 million, a $600.0 million offering of senior notes and a $400.0 million offering of senior subordinated notes.

•

Fourth quarter net income was $10.9 million compared with a reported net loss of $5.2 million in the fourth quarter of 2005. EBITDA was $97.5 million in the fourth quarter of 2006 compared with $18.1 million in the fourth quarter of 2005.

•

Special items recorded during the quarter reduced net income by an aggregate amount of $4.0 million and included $39.6 million of restructuring and other charges, $12.9 million of charges for the impact of recording acquired assets at fair value, and $0.7 million of charges related to refinancing debt for the acquisition of the downstream business of Corus Group plc (“Corus Aluminum”); partially offset by $35.4 million of unrealized gains on derivative financial instruments and a $13.8 million gain on the sale of the Carson, California property.

•	EBITDA excluding special items for fourth quarter 2006 was $101.5 million compared with $55.4 million for the comparable period last year.

•	Full year 2006 net income was $70.3 million compared with a reported net income of $74.3 million for full year 2005. EBITDA was $308.7 million in 2006 compared with $170.5 million in 2005.

•

Special items recorded during 2006 reduced net income by an aggregate amount of $89.9 million and included $54.4 million of charges related to refinancing debt for the Corus Aluminum acquisition, $45.5 million related to the impact of recording assets at fair value, and $41.9 million of restructuring and other charges; partially offset by $28.3 million of unrealized gains on derivatives, a $13.8 million gain on the sale of the Carson, California property, and a $9.8 million gain on currency hedges related to a portion of the euro denominated purchase price paid for the Corus Aluminum acquisition.

•	EBITDA excluding special items for full year 2006 was $398.6 million compared with $230.8 million for full year 2005.

•	Pro forma for the Corus Aluminum acquisition, which was completed on August 1, 2006, full year 2006 revenues were $6.0 billion and EBITDA excluding special items was $530.5 million.

•	As a result of the Acquisition and subsequent refinancing, pro forma net debt to EBITDA excluding special items and including synergies was 4.6x for the year ended December 31, 2006.

•

Merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives aggregated $55 million for full year 2006 while synergies related to the 2005 acquisitions totaled approximately $44 million in 2006.

	For Three Months Ended December 31		For the Year Ended December 31
	2006	2005	2006
	(Combined) (1)	(Predecessor)	Pro Forma (3)	Reported	2005
				(Combined) (1)	(Predecessor)
	(in millions)
Volume:
Recycling and zinc lbs shipped	880	881	3,274	3,274	3,197
Rolled and extruded products	534	224	2,297	1,641	922
lbs shipped
Revenue	$1,493.4	$625.5	$6,027.7	$4,748.8	$2,429.0
Net income (loss)	$10.9	$(5.2)	$9.3	$70.3	$74.3
EBITDA (2)	$97.5	$18.1	$409.8	$308.7	$170.5
EBITDA excl. special items (2)	$101.5	$55.4	$530.5	$398.6	$230.8

(1)	We have prepared our discussion of the results of operations for the year ended December 31, 2006 by combining the amounts obtained by adding the operating results for the period prior to the Acquisition, the “Predecessor Period,” to the period subsequent to the Acquisition, the “Successor Period.” We refer to the sum of these two periods as the “Combined Period.” In this press release, references to fourth quarter and full year shipments or operating data, are to the Combined Periods.
(2)

In this press release, we refer to various non-GAAP (generally accepted accounting principles) financial measures including EBITDA and EBITDA excluding special items. The methods used to compute these measures are likely to differ from the methods used by other companies. These non-GAAP measures have limitations as analytical tools and should be considered in addition to, not in isolation or as a substitute for, or superior to, Aleris’s measures of financial performance prepared in accordance with GAAP. Investors are encouraged to review the accompanying tables reconciling the non-GAAP financial measures to comparable GAAP amounts. “EBITDA”, as used in this press release, is defined as net income before interest income and expense, taxes, depreciation and amortization and minority interests. “EBITDA excluding special items,” as used in this press release, is defined as EBITDA excluding restructuring and other charges, losses on the early extinguishment of debt, one-time realized gains such as the settlement of derivative financial instruments that hedged a portion of the purchase price to acquire Corus Aluminum and the sale of our Carson, California property, mark-to-market SFAS No. 133 unrealized gains and losses on derivative financial instruments, and the impact of the write-up of inventory and other items through purchase accounting. Management uses EBITDA as a performance metric and believes this measure provides additional information commonly used by our noteholders and lenders with respect to the performance of our fundamental business objectives, as well as our ability to meet future debt service, capital expenditures and working capital needs. Management believes EBITDA excluding special items is useful to our stakeholders in understanding our operating results and the ongoing performance of our underlying businesses without the impact of these special items. Additionally, management uses EBITDA because the Company’s new senior secured asset-based revolving credit facility uses EBITDA with additional adjustments to measure its compliance with certain covenants.

(3)	Represents unaudited pro forma financial information for the year ended December 31, 2006 and presents our combined results of operations as if the Corus Aluminum acquisition and the Acquisition had occurred on January 1, 2006. Pro forma EBITDA excluding special items includes the expected savings of $28 million from the Corus Aluminum acquisition and the Carson, California rolling mill closure. The unaudited pro forma information is not necessarily indicative of the consolidated results of operations that would have occurred had the Corus Aluminum acquisition and the Acquisition been made at the beginning of the period presented or the future results of combined operations.

Fourth Quarter 2006 Operating Results

Aleris reported fourth quarter 2006 revenues of $1.5 billion, EBITDA of $97.5 million and net income of $10.9 million. These results include losses from special items consisting of $39.6 million of restructuring and other charges, $12.9 million related to the impact of recording acquired assets at fair value, and a $0.7 million charge related to our refinancing in connection with the Corus Aluminum acquisition; offset partially by $35.4 million of non-cash mark-to-market SFAS No. 133 unrealized gains on derivative financial instruments and a $13.8 million gain on the sale of the Carson, California property.

For the fourth quarter of 2005, Aleris reported revenues of $625.5 million, EBITDA of $18.1 million and a net loss of $5.2 million. These results included losses from special items including $25.1 million related to the closure of our Carson, California rolling mill, $8.2 million of non-cash mark-to-market SFAS No. 133 unrealized losses on derivative financial instruments and $4.0 million related to the impact of the write-up of rolled products assets to fair value at date of purchase.

EBITDA excluding special items totaled $101.5 million in the fourth quarter of 2006, an increase of 83.2% compared with $55.4 million in the fourth quarter of 2005. The Company’s improved results were driven primarily by the Corus Aluminum acquisition, benefits from the 2005 acquisitions, merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives and improved results from the Global Zinc segment.

Full Year 2006 Operating Results

For 2006, Aleris reported revenues of $4.7 billion, EBITDA of $308.7 million and net income of $70.3 million. These results include losses from special items including a $54.4 million charge related to the early extinguishment of debt, $45.5 million related to the impact of recording acquired assets at fair value, and $41.9 million of restructuring and other charges; offset partially by $28.3 million of non-cash mark-to-market SFAS No. 133 unrealized gains on derivative financial instruments, a gain of $13.8 million on the sale of the Carson, California property, as well as a $9.8 million gain on currency hedges related to a portion of the euro denominated purchase price paid for the Corus Aluminum acquisition. For the comparable 2005 period, Aleris reported revenues of $2.4 billion, EBITDA of $170.5 million and net income of $74.3 million. Those results included losses from special items including $29.9 million of restructuring and asset impairment charges related to the Commonwealth acquisition, $18.6 million of mark-to-market SFAS No. 133 unrealized losses on derivative financial instruments, and $11.8 million of purchase accounting adjustments.

EBITDA excluding special items was $398.6 million for the full year 2006 compared with $230.8 million for the prior year. The improvements in 2006 were the result of merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives, the Corus Aluminum acquisition, improvements in the Global Zinc and Global Recycling segments, and benefits from the 2005 acquisitions.

Pro forma for the Corus Aluminum acquisition which was completed on August 1, 2006, full year 2006 revenues were $6.0 billion and EBITDA excluding special items was $530.5 million.

Net debt increased by $1.8 billion since December 31, 2005, due to the Acquisition as well as the Corus Aluminum acquisition. Pro forma net debt to EBITDA excluding special items and including synergies stood at 4.6x at December 31, 2006.

Steven J. Demetriou, Chairman and Chief Executive Officer of Aleris, said, “We have just concluded a very exciting second year in Aleris’s short history that culminated with the sale of the Company to TPG. Results in 2006 began with terrific execution related to the integration of the 2005 acquisitions, while we exceeded our expectations with the continued improvements generated from the merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives. In August, we completed the Corus Aluminum acquisition and we continue to be pleased with the diversity that these assets bring our Company in terms of product breadth, innovation, geographic presence and management talent. At the same time, throughout the year we remained focused on our customers and profitable growth.”

Global Rolled and Extruded Products

Global Rolled and Extruded Products shipments totaled 534 million pounds in the fourth quarter of 2006, including approximately 341 million pounds from the acquisitions of ALSCO, certain assets of Ormet and the Corus Aluminum acquisition. This compared with shipments of 224 million pounds for the comparable period in 2005. Excluding the acquisitions, shipments were up approximately 4% compared with the 2005 fourth quarter as customers returned to more normal seasonal buying patterns in 2006 compared with the inventory destocking that occurred in the fourth quarter of 2005.

Global Rolled and Extruded Products segment income was $45.4 million in the fourth quarter of 2006, compared with segment income of $36.9 million in the prior-year period. Excluding the impact of purchase accounting adjustments which are recorded at the segment level, segment income was $56.7 million in the fourth quarter of 2006 compared with $40.9 million in the prior-year period. Increased income was driven primarily by the sale of the Carson, California property as well as improved volume and productivity, which more than offset lower material margins and inflation in freight, energy and other conversion costs.

Excluding acquisitions, material margins for the fourth quarter decreased to $0.496 per pound, compared with $0.530 in the year-earlier period due to lower rolling margins and quarter on quarter less favorable FIFO impact of the rising London Metal Exchange (LME); partially offset by favorable scrap spreads, productivity and volume. Excluding acquisitions, cash conversion costs were $0.220 per pound in the fourth quarter, versus $0.264 per pound in the year earlier period.

Shipments for the former Corus Aluminum were 235 million pounds for the fourth quarter of 2006 and benefited from continued strength in shipments to aerospace customers, improved shipments of both rolled and extruded products to automotive applications, and general strengthening of the German and other European industrial economies.

Global Rolled and Extruded Products shipments totaled 1.6 billion pounds for the full year 2006, including approximately 801 million pounds from acquisitions. This compared with 922 million pounds shipped for full year 2005, which included 43 million pounds from acquisitions. Legacy business volumes were down 4% year over year primarily as a result of a decline in the North American building and construction industry.

Full year 2006 segment income was $180.7 million compared with $160.6 million in the prior year. Excluding the impact of purchase accounting adjustments which are recorded at the segment level, segment income was $224.6 million for 2006 compared with $172.5 million in the prior year. Contributing to the earnings increase were the acquisitions of ALSCO, certain assets of Ormet and the Corus Aluminum acquisition as well as improving material margins due to the favorable FIFO impact of the rising LME and improving scrap spreads. In addition, the segment has continued to achieve excellent results in its Six Sigma and productivity initiatives. These factors have more than offset decreases in legacy business volumes, slightly lower rolling margins, and increases in freight, paint and certain conversion costs such as labor and natural gas.

Excluding acquisitions, material margins for the full year 2006 improved to $0.519 per pound, compared with $0.489 in 2005 as improved productivity, the favorable FIFO impact of the LME and improving scrap spreads more than offset the expected decline in rolling margins. Excluding acquisitions, cash conversion costs for full year 2006 were $0.223 per pound, versus $0.226 per pound in the prior year.

Global Recycling

Global Recycling segment income was $14.0 million in the fourth quarter of 2006 compared with $10.5 million in the fourth quarter of 2005. Fourth quarter 2006 pounds shipped of 797 million pounds compared with the 785 million pounds shipped in the year-earlier fourth quarter. Results improved primarily because of benefits from higher margins, the acquisition of Alumitech and the capture of synergies and operational improvements.

Full year 2006 pounds shipped were 2.9 billion pounds compared with 2.8 billion pounds reported for 2005. Segment income for 2006 was $84.8 million compared with $41.8 million for the year-earlier period. This improvement was due primarily to merger-related synergies from the Commonwealth acquisition and companywide productivity initiatives, benefits from the 2005 acquisitions, other operational improvements and higher margins; partially offset by underlying inflation.

Global Zinc

Global Zinc segment income of $15.9 million for the fourth quarter of 2006 compared with $6.1 million reported for the same period in 2005. Fourth quarter 2006 volume of 83 million pounds was 14% lower than in the fourth quarter of 2005. Excluding the impact of purchase accounting adjustments which are recorded at the segment level, segment income was $17.4 million in the fourth quarter of 2006 compared with $6.1 million in the prior-year period. The substantial increase in Global Zinc’s segment income was due to the significant rise in LME zinc prices in 2006, with the average LME price of zinc at $1.91 per pound in the fourth quarter of 2006 compared with $0.74 per pound in the comparable period of 2005.

Full year segment income of $65.0 million compared with $21.0 million for 2005; 2006 volume of 384 million pounds compared with 392 million pounds reported for the full year 2005.

Corporate Expense

Corporate expense primarily includes corporate general and administrative expense (G&A), other income/expense and interest expense. In addition, in order to simplify understanding of ongoing segment operations, corporate expense includes all restructuring and other charges as well as non-cash adjustments associated with mark-to-market SFAS No. 133 accounting for derivative financial instruments. In the fourth quarter of 2006, Aleris recorded charges of $39.6 million for restructuring and other costs primarily attributable to Acquisition expenses and $0.7 million for the early extinguishment of debt related to the Corus Aluminum acquisition, which were partially offset by $35.4 million of non-cash mark-to-market SFAS No. 133 unrealized gains on derivative financial instruments. In the same period of 2005, Aleris recorded expenses of $25.1 million related to the closure of the Carson rolling mill and $8.2 million of non-cash mark-to-market SFAS No. 133 unrealized losses on derivative financial instruments.

Corporate G&A increased 24% to $19.6 million in the fourth quarter of 2006 from $15.8 million in the comparable 2005 period due to the Corus Aluminum acquisition, increased incentive compensation expense and Aleris’s centralization of certain functions. However, as a percentage of revenues, corporate G&A expense continued to decline to 1.3% in the fourth quarter of 2006 from 2.5% in the fourth quarter of 2005.

Interest expense for the fourth quarter of 2006 increased to $36.3 million from $11.8 million in the fourth quarter of 2005 due to higher borrowings associated with the 2005 acquisitions, the refinancing to fund the Corus Aluminum acquisition, the refinancing to fund TPG’s acquisition of Aleris and higher interest rates.

For full year 2006, corporate G&A increased 25% to $72.8 million from $58.2 million in the comparable 2005 period due to increased incentive compensation and higher stock-based compensation expense, the Corus Aluminum acquisition and the centralization of certain functions. However, as a percentage of revenues, corporate G&A expense decreased to 1.5% in 2006 from 2.4% in 2005.

Corporate interest and other income/expense of $39.6 million for full year 2006 included $54.4 million for the early extinguishment of debt, offset partially by $9.8 million of currency gains and $5.0 million of interest income.

Interest expense for 2006 increased to $90.6 million from $41.9 million in the prior-year period because of higher borrowings related to the Corus Aluminum acquisition and the 2005 acquisitions as well as higher rates.

Capital expenditures were $70.4 million for the fourth quarter of 2006, compared with $23.2 million for the previous year’s quarter. The increase is attributable to the Corus Aluminum acquisition which accounted for $47.8 million of capital expenditures in the fourth quarter of 2006. Full year capital expenditures were $123.9 million compared with $62.1 million for 2005. The Corus Aluminum acquisition accounted for $59.9 million of capital expenditures in 2006.

Conference Call and Webcast Information

Aleris will hold a conference call March 30, 2007 at 10 a.m. Eastern time. Steven J. Demetriou, Chairman and Chief Executive Officer, and Michael D. Friday, Executive Vice President and Chief Financial Officer, will host the call to discuss results.

The call can be accessed by dialing 800-798-2796 or 617-614-6204 and referencing passcode # 59887614 at least 10 minutes prior to the presentation, which will begin promptly at 10 a.m. Eastern time. In addition, the conference call will be broadcast live over the Internet at www.aleris.com.

A replay of the conference call will be posted on the Company’s Web site at www.aleris.com. A taped replay of the call will also be available by dialing 888-286-8010 or 617-801-6888 and referencing passcode #31398704 beginning at 11 a.m. Eastern time, March 30 until 11:59 p.m. Eastern time, April 13, 2007.

About Aleris

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Aleris is also a recycler of zinc and a leading U.S. manufacturer of zinc metal and value-added zinc products that include zinc oxide and zinc dust. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 49 production facilities in North America, Europe, South America and Asia, and employs approximately 8,500 employees. For more information about Aleris, please visit our Web site at www.aleris.com.

SAFE HARBOR REGARDING FORWARD-LOOKING STATEMENTS

Forward-looking statements made in this news release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. These include statements that contain words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “should” and similar expressions intended to connote future events and circumstances, and include statements regarding future actual and adjusted earnings and earnings per share; future improvements in margins, processing volumes and pricing; overall 2007 operating performance; anticipated higher adjusted effective tax rates; expected cost savings; success in integrating Aleris’s recent acquisitions, including the acquisition of the downstream aluminum businesses of Corus Group plc; its future growth; an anticipated favorable economic environment in 2007; future benefits from acquisitions and new products; expected benefits from changes in the industry landscape and anticipated synergies resulting from the merger with Commonwealth, the acquisition of the downstream aluminum businesses of Corus Group plc and other acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that actual results could differ materially from those described in the forward-looking statements. These risks and uncertainties would include, without limitation, Aleris’s levels of indebtedness and debt service obligations; its ability to effectively integrate the business and operations of its acquisitions; further slowdowns in automotive production in the U.S. and Europe; the financial condition of Aleris’s customers and future bankruptcies and defaults by major customers; the availability at favorable cost of aluminum scrap and other metal supplies that Aleris processes; the ability of Aleris to enter into effective metals, natural gas and other commodity derivatives; continued increases in natural gas and other fuel costs of Aleris; a weakening in industrial demand resulting from a decline in U.S. or world economic conditions, including any decline caused by terrorist activities or other unanticipated events; future utilized capacity of Aleris’s various facilities; a continuation of building and construction customers and distribution customers reducing their inventory levels and reducing the volume of Aleris’s shipments; restrictions on and future levels and timing of capital expenditures; retention of Aleris’s major customers; the timing and amounts of collections; currency exchange fluctuations; future write-downs or impairment charges which may be required because of the occurrence of some of the uncertainties listed above; and other risks listed in Aleris’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to Aleris’s annual report on Form 10-K for the fiscal year ended December 31, 2006, particularly the section entitled “Risk Factors” contained therein.

Contact:	Michael D. Friday
Aleris International, Inc.
Phone # 216-910-3503

Aleris International, Inc.

Consolidated Statement of Operations

(in millions)

	For the Three Months Ended December 31 (unaudited)		For the Year Ended December 31
	2006	2005	2006	2005
	(Combined)	(Predecessor)	(Combined)	(Predecessor)
Revenues	$1,493.4	$625.5	$4,748.8	$2,429.0
Cost of sales	1,395.3	564.8	4,333.0	2,181.3

Gross Profit	98.1	60.7	415.8	247.7
Selling, general and administrative expense	58.5	26.2	167.4	91.1
Restructuring and other charges	39.6	25.1	41.9	29.9
(Gains) losses on derivative instruments	(36.9)	3.5	(30.8)	8.0

Operating income	36.9	5.9	237.3	118.7
Interest expense	36.3	11.8	90.6	41.9
Interest income	(3.5)	(0.5)	(5.0)	(1.6)
Other (income) expense, net	(15.6)	1.7	(16.7)	1.6
Loss on early extinguishment of debt		—	54.4	—
Equity in net loss of affiliate	0.7	1.3	—	1.6

Income (loss) before provision for income taxes and minority interests	19.0	(8.4)	114.0	75.2
Provision for taxes (benefit from)	8.6	(3.4)	43.6	0.4

Income (loss) before minority	10.4	(5.0)	70.4	74.8
Minority interests, net of provision for income taxes	(0.5)	0.2	0.1	0.5

Net income (loss)	$10.9	$(5.2)	$70.3	$74.3

Aleris International, Inc.

Supplementary Information

(in millions)

	For the Three Months Ended December 31 (unaudited)		For the Year Ended December 31
	2006	2005	2006	2005
	(Combined)	(Predecessor)	(Combined)	(Predecessor)
Depreciation and amortization	$45.7	$15.2	$109.1	$55.0
Capital spending	$70.4	$23.2	$123.9	$62.1

Segment Reporting
Shipment Lbs:
Global Rolled and Extruded Products	533.7	223.5	1,640.9	922.3
Global Recycling	797.0	784.6	2,889.5	2,804.9
Global Zinc	83.2	96.8	384.1	392.4

	1,413.9	1,104.9	4,914.5	4,119.6
Revenues:
Global Rolled and Extruded Products	$979.3	$303.8	$2,726.2	$1,246.7
Global Recycling	373.0	259.1	1,489.0	967.9
Global Zinc	155.9	69.0	553.2	244.1
Intersegment eliminations	(14.8)	(6.4)	(19.6)	(29.7)

	$1,493.4	$625.5	$4,748.8	$2,429.0
Segment Income:
Global Rolled and Extruded Products	$45.4	$36.9	$180.7	$160.6
Global Recycling	14.0	10.5	84.8	41.8
Global Zinc	15.9	6.1	65.0	21.0

Total segment income	$75.3	$53.5	$330.5	$223.4

Corporate unallocated:
Corporate G & A	(19.6)	(15.8)	(72.8)	(58.2)
Restructuring and other charges	(39.6)	(25.1)	(41.9)	(29.9)
Interest expense	(36.3)	(11.8)	(90.6)	(41.9)
Unrealized gains (losses) on derivative instruments	35.4	(8.2)	28.3	(18.6)
Interest and other (income), net	4.5	(1.0)	14.9	0.4
Loss on early extinguishment of debt	(0.7)	—	(54.4)	—

Income (loss) before provision for tax and minority interest	$19.0	$(8.4)	$114.0	$75.2

Aleris International, Inc.

Condensed Consolidated Balance Sheet

(in millions)

	December 31, 2006	December 31, 2005
	(Successor)	(Predecessor)
ASSETS
Current Assets:
Cash	$126.1	$6.8
Accounts receivable, net	698.3	325.1
Inventories	1,023.6	404.8
Derivative financial instruments	77.5	28.0
Other current assets	73.5	46.1

Total Current Assets	1,999.0	810.8

PP&E, net	1,223.1	537.8
Goodwill	1,362.4	152.8
Other assets	229.7	52.7

TOTAL ASSETS	$4,814.2	$1,554.1

LIABILITIES AND STOCKHOLDERS’S EQUITY
Current Liabilities:
Accounts payable	$560.1	$200.8
Accrued liabilities	376.4	135.4
Current maturities of long-term debt	20.5	20.8

Total Current Liabilities	957.0	357.0

Deferred income taxes	141.2	51.8
Long-term debt	2,567.5	631.0
Other long-term liabilities	303.1	120.5
Stockholders’s Equity	845.4	393.8

TOTAL LIABILITIES AND EQUITY	$4,814.2	$1,554.1

Aleris International, Inc.

Reconciliation of Net Income to

Earnings Before Interest, Taxes, Depreciation and

Amortization (EBITDA) and EBITDA Excluding Special Items

(in millions)

(unaudited)

	For the Three Months Ended December 31		For the Year Ended December 31
	2006	2005	Pro Forma 2006	Reported 2006	2005
	(Combined)	(Predecessor)		(Combined)	(Predecessor)
Net income (loss)	$10.9	$(5.2)	$9.3	$70.3	$74.3
Interest expense, net	32.8	11.3	219.7	85.6	40.3
Income taxes	8.6	(3.4)	(3.1)	43.6	0.4
Minority interests	(0.5)	0.2	0.1	0.1	0.5
Depreciation and amortization	45.7	15.2	183.8	109.1	55.0

EBITDA	$97.5	$18.1	$409.8	$308.7	$170.5

Unrealized (gains) losses on derivative financial instruments	(35.4)	8.2	(35.7)	(28.3)	18.6
Restructuring and other charges	39.6	25.1	43.1	41.9	29.9
Non-cash cost of sales impact of recording acquired assets at fair value	12.9	4.0	45.5	45.5	11.8
Loss on early extinguishment of debt	0.7	—	54.4	54.4	—
Sale of Carson property	(13.8)	—	(13.8)	(13.8)	—
Realized (gain) loss on the currency hedges related to the Corus Aluminum acquisition	—	—	(9.8)	(9.8)	—
Sponsor management fee expected savings from Carson and Corus Aluminum acquisition	— —	— —	9.0 28.0	— —	— —

EBITDA, excluding special items	$101.5	$55.4	$530.5	$398.6	$230.8